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                                                                     Exhibit 2.1

                            ASSET PURCHASE AGREEMENT

         ASSET PURCHASE AGREEMENT, dated as of the 1st day of April, 1996, by and among ADAM DIASTI, D.D.S., P.A., a Florida professional association ("Diasti"), COAST DENTAL SERVICES, INC., a Delaware corporation ("Coast"), RICHARD J. SHAWN, D.M.D., P.A., a Florida professional association ("Seller") and RICHARD J. SHAWN, D.M.D., an individual ("Shawn").

                              W I T N E S S E T H:

         WHEREAS, Seller is a professional dental practitioner with its principal place of business located at 1610 International Speedway Boulevard, Daytona Beach, Florida 32114 and with other business locations in Volusia and Flagler Counties, Florida (the "Practice");

         WHEREAS, Shawn is an individual residing at 22 Ormond Parkway, Ormond Beach, Florida 32176, who is licensed to practice dentistry in the State of Florida and is the sole owner of all of the equity interests of Seller;

         WHEREAS, Coast offers comprehensive facilities, management assistance, a uniform operational system and other services to professional dental practitioners with its principal place of business at 25400 U.S. Highway 19, Suite 225, Clearwater, Florida 34623;

         WHEREAS, Diasti is a professional dental practitioner with its principal place of business at 25400 U.S. Highway 19, Suite 225, Clearwater, Florida 34623; and

         WHEREAS, Coast and Diasti (together, the "Buying Parties") desire to acquire and Seller desires to sell to the Buying Parties substantially all of the assets of the Practice upon the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the respective covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                          ARTICLE I - PURCHASE AND SALE

         1.1 Sale of Assets. At the Closing (as defined in Section 2.1 hereof) Seller shall (a) grant, sell, convey, assign, transfer and deliver to Coast, upon and subject to the terms and conditions of this Agreement, all right, title and interest of Seller in and to (i) the name "Volusia Dentalcare" and all goodwill associated therewith, and (ii) substantially all of the assets, properties and rights of Seller constituting the Practice or used therein (except for patient lists and patient records) as set forth on SCHEDULE 1.1 annexed hereto and made a part hereof; and (b) grant, sell, convey, assign, transfer and deliver to Diasti, upon and subject to the terms and
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conditions of this Agreement, all right, title and interest of Seller in and to
Seller's complete patient list, including names, addresses and telephone numbers, and patient records (such assets, properties, rights, patient lists and patient records are collectively referred to as the "Assets"). All Assets shall be free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever, except Permitted Liens (as defined in Section 3.1(i) hereof).

                  1.1.1 Included Assets. The Assets shall include, without limitation, the following assets, properties and rights of Seller used directly or indirectly in the conduct of, or generated by or constituting, the Practice, except as otherwise expressly set forth in Section 1.1.2 hereof:

                           a. all machinery, equipment, tools, vehicles, furniture, furnishings, leasehold improvements, goods, and other tangible personal property;

                           b. all inventory;

                           c. all supplies;

                           d. all leases, leasehold improvements and fixtures,

                           e. all prepaid items, unbilled costs and fees, and accounts, notes and other receivables;

                           f. to the extent permitted by applicable law, all rights under any written or oral contract, agreement, lease, plan, instrument, registration, license, certificate of occupancy, other permit or approval of any nature, or other document, commitment, arrangement, undertaking, practice or authorization;

                           g. all rights under a patent, trademark, service mark, trade name or copyright, whether registered or unregistered, and any applications therefor;

                           h. all data bases used in the Practice or under development;

                           i. all rights arising out of occurrences before or after the Closing, including without limitation all rights under express or implied warranties relating to the Assets;

                           j. all information, files, records, data, plans, contracts and recorded knowledge, including patient and supplier lists, employee records and patient records related to the foregoing and the operation of the Practice; and

                           k. the name "Volusia Dentalcare."

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                  1.1.2 Excluded Assets. Notwithstanding the foregoing, the
Assets shall not include any of the following:

                           a. cash on hand or on account;

                           b. the corporate seals, certificates of
         incorporation, minute books, stock books, tax returns, books of account or other records having to do with the organization of Seller as a professional association;

                           c. any employee loans or advances;

                           d. the rights to any of Seller's claims for any federal, state, local, or foreign tax refunds; or

                           e. the rights which accrue or will accrue to Seller under this Agreement.

         1.2      The Purchase Price.

                  1.2.1 Purchase Price. The total purchase price to be paid by the Buying Parties to Seller for the purchase of the Assets and payment to Shawn for his entry into a consulting agreement and covenant not to compete is One Million Eight Hundred Thousand Dollars ($1,800,000.00) (the "Purchase Price"). The Purchase Price shall be payable as follows: (i) at the Closing as partial consideration for the purchase of Assets other than the patient list and patient records, Coast shall pay Seller the sum of Three Hundred Thousand Dollars ($300,000.00) by wire transfer in immediately available funds to a bank account of Seller as per written instructions of Seller given to Coast at least 24 hours prior to the Closing; (ii) at the Closing as additional consideration for the purchase of Assets other than the patient list and patient records, Coast shall deliver to Seller one (1) promissory note in the aggregate principal amount of Two Hundred Thousand Dollars ($200,000.00), substantially in the form of EXHIBIT A annexed hereto and made a part hereof (the "Coast Note"); (iii) at the Closing as consideration for the purchase of the patient list and patient records, Diasti shall deliver to Seller one (1) promissory note in the aggregate principal amount of Three Hundred Thousand Dollars ($300,000.00) substantially in the form of EXHIBIT B annexed hereto and made a part hereof (the "Diasti Note"), (iv) at the Closing as consideration for Shawn's entry into the consulting agreement and covenant not to compete, Coast shall deliver to Shawn one (1) promissory note in the aggregate principal amount of One Million Dollars ($1,000,000.00) substantially in the form of EXHIBIT C annexed hereto and made a part hereof (the "Shawn Note"); the Coast Note, the Diasti Note and the Shawn Note are hereinafter referred to as (the "Notes").

                  1.2.2 Allocation of Purchase Price. The Purchase Price and the liabilities assumed by the Buying Parties in accordance with Section 1.3 hereof and any non-recourse liabilities to which any Asset is subject as finally determined shall be allocated among the Assets

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acquired hereunder as described on SCHEDULE 1.2.2 hereof. Each of Seller, Shawn,
Coast and Diasti hereby covenants and agrees that he or it will not take a position that is in any way inconsistent with the terms of this Section 1.2.2 on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding.

         1.3 Assumption of Certain Liabilities and Contracts. The Buying Parties shall not assume any responsibility or liability of any kind for any of the debts, obligations, liabilities, expenses, taxes, contracts or commitments of Seller, whether accrued, absolute, contingent or otherwise, except as expressly set forth in SCHEDULE 1.3 hereto. From and after the Closing Date, the Buying Parties agree to assume responsibility for the performance of the contracts which are described in SCHEDULE 1.3 attached hereto and made a part hereof, required to be performed after the Closing Date; provided, however, that the Buying Parties shall have no responsibility to perform any such activities to the extent not disclosed hereunder.

                  ARTICLE II - CLOSING, ITEMS TO BE DELIVERED,
                   THIRD PARTY CONSENTS AND FURTHER ASSURANCES

         2.1 Closing. The closing (the "Closing") of the sale and purchase of the Assets shall take place on April 22, 1996, at the offices of Shumaker, Loop & Kendrick, 101 East Kennedy Boulevard, Suite 2800, Tampa, Florida 33602 or at such other location as the parties shall mutually agree. The date of the Closing is sometimes herein referred to as the "Closing Date."

         2.2 Items to be Delivered at Closing. At the Closing and subject to the terms and conditions herein contained:

                  (a) Seller shall deliver to the Buying Parties the following:

                           (i) such bills of sale with covenants of warranty,
                  assignments, endorsements, and other good and sufficient instruments and documents of conveyance and transfer, in form reasonably satisfactory to the Buying Parties and their counsel, as shall be necessary and effective to transfer and assign to and vest in the Buying Parties all of Seller's right, title and interest in and to the Assets, including without limitation, (A) good and valid title in and to all of the Assets owned by Seller, (B) good and valid leasehold interests in and to all of the Assets leased by Seller as lessee, and (C) all of Seller's rights under all agreements, contracts, commitments, instruments and other documents included in the Assets to which Seller is a party or by which it has rights on the Closing Date;

                           (ii) original instruments of consent or waiver duly
                  executed by third parties with respect to any contracts, agreements, leases or other rights or obligations being transferred to the Buying Parties hereunder and requiring a consent or waiver therefore;

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                           (iii) a duly executed copy of a Management Agreement
                  (the "Management Agreement"), in the form annexed hereto as EXHIBIT D; and

                           (iv) such other certificates and documents as the
                  Buying Parties or their counsel may reasonably request.

                  (b) Shawn shall deliver to the Buying Parties the following:

                           (i) a duly executed copy of an Employment Agreement
                  and Covenant Not to Compete (the "Employment Agreement), in the form annexed hereto as EXHIBIT E which by virtue of the substantial goodwill associated with the employment of Shawn will contain a liquidated damages provision in the amount of Five Hundred Thousand and no/100 Dollars ($500,000.00) if Shawn leaves the employ of Diasti without cause or is discharged for cause;

                           (ii) a duly executed copy of a Lease Agreement (the
                  "Lease Agreement), in the form annexed hereto as EXHIBIT F;

                           (iii) a duly executed copy of a Consulting Agreement
                  in the form annexed hereto as EXHIBIT G; and

                           (iv) such other certificates and documents as the
                  Buying Parties or their counsel may reasonably request.

Simultaneously with delivery of the items set forth in subsections (a) and (b) of this Section 2.2, Seller shall take all such steps as may be required to put the Buying Parties in actual possession and operating control of the Assets.

                  (c) The Buying Parties shall deliver to Seller the following:

                           (i) the portion of the Purchase Price due at Closing;

                           (ii) the Coast Note;

                           (iii) the Diasti Note;

                           (iv) a duly executed copy of the Management
                  Agreement; and

                           (v) such other certificates and documents as Seller
                  or its counsel may reasonably request.

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                  (d) The Buying Parties shall deliver to Shawn the following:

                           (i) the Shawn Note;

                           (ii) a duly executed copy of the Employment
                  Agreement;

                           (iii) a duly executed copy of the Lease Agreement;

                           (iv) a duly executed copy of the Consulting
                  Agreement; and

                           (v) such other certificates and documents as Shawn or
                  his counsel may reasonably request.

         2.3 Further Assurances. Seller, from time to time after the Closing and at the Buying Parties' request, will execute, acknowledge and deliver to the Buying Parties such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as the Buying Parties may reasonably require in order to vest more effectively in the Buying Parties, or to put the Buying Parties more fully in possession of, any of the Assets. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

                  ARTICLE III - REPRESENTATIONS AND WARRANTIES

         3.1 Representations and Warranties of Seller. Seller hereby represents and warrants to the Buying Parties that, except as set forth on the Schedules attached hereto and made a part hereof, each of which exception shall specifically identify and be limited to the relevant subsection hereof to which it relates and shall be deemed to be a representation and warranty as if made hereunder:

                  (a) Legal Power and Enforceable Obligations. Seller is a professional association duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Seller has the power, authority and legal right to own, lease and operate the Assets, to conduct the Practice as currently conducted, and to execute, deliver and perform this Agreement. This Agreement and all the other documents and instruments required to be delivered by Seller in accordance with the provisions hereof have been, or upon their execution and delivery will have been, duly executed and delivered on behalf of Seller and constitute, or will constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

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                  (b) Validity of Contemplated Transactions. The execution,
         delivery and performance of this Agreement by Seller do not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under (a) any existing law, ordinance, or governmental rule or regulation to which Seller is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Seller,
         (c) the Articles of Incorporation or By-Laws of Seller, or (d) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which Seller is a party, by which Seller may have rights or by which any of the Assets may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Seller thereunder. No authorization, approval or consent of, and no filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement by Seller or the sale to the Buying Parties of the Assets.

                  (c) No Third Party Options. There are no existing agreements with, options or commitments to or rights of any person to acquire any of the Assets or any interest therein.

                  (d) Condition of Tangible Assets. All buildings, structures, facilities, equipment and other material items of tangible property and assets included in the Assets are in good operating condition and repair, subject to normal wear and maintenance, are usable in the regular and ordinary course of business and conform to all applicable laws, ordinances, codes, rules and regulations relating to their construction, use and operation.

                  (e) Absence of Undisclosed Liabilities. Seller has no liabilities or obligations with respect to the Practice, either direct or indirect, matured or unmatured or absolute, contingent or otherwise, except those liabilities incurred, consistently with past business practice, in or as a result of the normal and ordinary course of business and except for those liabilities disclosed in SCHEDULE 1.3 hereof. For purposes of this Agreement, the term "liabilities" shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

                  (f) Books of Account. The books, records and accounts of Seller maintained with respect to the Practice accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of Seller with respect to the Practice. Seller has not engaged in any transaction, maintained any bank account or used any of the funds of Seller in the conduct of the Practice except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Practice.

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                  (g) Taxes. Seller has filed all tax returns and forms required to be filed, and has paid in full all taxes, estimated taxes, interest, penalties, assessments and deficiencies which have become due, or will do so prior to the Closing Date. Such returns and forms are true and correct in all material respects, and Seller is not required to pay any other tax except as shown on such returns. Seller is not a party to any pending action or proceeding and, to Seller's knowledge, there is no action or proceeding threatened by any government or authority against Seller for the assessment or collection of any tax and no resolved claim for assessment or collection of any tax has been asserted against Seller. There is no pending proceeding to reduce the assessed valuation of any portion of the Assets. Seller has delivered to the Buying
         Parties a true and complete copy of its tax return for its fiscal year ended December 31, 1994 together with all notes and schedules filed therewith. Such tax return fairly presents the financial position of Seller for the period covered thereby.

                  (h) Absence of Changes. Since December 31, 1994, Seller with respect to the Practice has not:

                           (i) incurred any liabilities, other than liabilities
                  incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to Seller or any of its assets or properties;

                           (ii) sold, encumbered, assigned or transferred any
                  assets or properties;

                           (iii) created, incurred, assumed or guaranteed any
                  indebtedness for money borrowed, or mortgaged, pledged or subjected any of the Assets to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

                           (iv) made or suffered any amendment or termination of
                  any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or canceled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, whether or not in the ordinary course of business;

                           (v) suffered any damage, destruction or loss, whether
                  or not covered by insurance, materially and adversely affecting the Practice and its related operations, assets, properties, prospects or condition (financial or otherwise) or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility or other services required to conduct the Practice;

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                           (vi) suffered any material adverse change in the
                  Practice and its related operations, assets, properties, prospects or condition (financial or otherwise);

                           (vii) received notice or had knowledge of any actual
                  or threatened labor trouble, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on the Practice or its related operations, assets, properties, prospects or condition (financial or otherwise);

                           (viii) increased or decreased the salaries or other
                  compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or made any increase in, or any addition to, other benefits to which any of its employees may be entitled;

                           (ix) changed any of the accounting principles
                  followed by it or the methods of applying such principles; or

                           (x) entered into any transaction other than in the
                  ordinary course of business consistent with past practice.

                  (i) Title to Assets. Seller has and shall transfer to the Buying Parties at the Closing good, valid and marketable title to all of the Assets being sold and transferred hereunder, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except for those liens described in SCHEDULE 3.1(i) attached hereto and made a part hereof ("Permitted Liens").

                  (j) Accounts Receivable. The accounts receivable of Seller arising from the Practice are valid and genuine, have arisen out of bona fide performances of services in the ordinary course of business consistent with past practice, are not subject to valid defenses, set-offs or counterclaims, and are collectible within sixty (60) days after billing at the full recorded amount thereof.

                  (k) Compliance with Law; Authorizations. Seller has complied in all material respects with, and is not in any material violation of, any law, ordinance or governmental or regulatory rules or regulations, whether federal, state, local or foreign, to which Seller's Practice and its related operations, assets or properties is subject ("Regulations"). Seller owns, holds, possesses or lawfully uses in the operation of its business all franchises, licenses, permits, easements, rights, applications, filings, registrations and other authorizations ("Authorizations") which are material for it to conduct its Practice as currently conducted or for the ownership and use of the assets owned or used by Seller in the conduct of its business, free and clear of all liens, charges, restrictions and encumbrances and in compliance with all Regulations. All such Authorizations are listed and described in
         SCHEDULE 3.1(k) attached hereto and made a part hereof. Seller is not

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         in default, nor has it received any notice of any claim of default, with respect to any such Authorization. All such Authorizations are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. None of such Authorizations will be adversely affected by the consummation of the transactions contemplated hereby.

                  (l) Litigation. No litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to the best knowledge of Seller, threatened against Seller or relates to the Assets or the transactions contemplated by this Agreement, the Lease Agreement, the Employment Agreement, the Consulting Agreement or the Management Agreement (the Lease Agreement, the Employment Agreement, the Consulting Agreement and the Management Agreement are collectively referred to herein as the "Related Agreements"), nor does Seller know of any reasonably likely basis for any such litigation, arbitration, investigation or proceeding, the result of which could adversely affect Seller, the Assets or the transactions contemplated hereby or thereby. Seller is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which may adversely affect Seller, the Assets or the transactions contemplated hereby.

                  (m) Labor Matters. Seller has not suffered any strike, slowdown, picketing or work stoppage by any union or other group of employees affecting the Practice. Seller is not a party to any collective bargaining agreement, no such agreement determines the terms and conditions of employment of any employee of Seller, no collective bargaining agent has been certified as a representative of any of the employees of Seller, and no representation campaign or election is now in progress with respect to any of the employees of Seller. Seller has complied and is in compliance in all material respects with all laws and regulations relating to the employment of labor, including, without limitation, provisions relating to wages, hours, collective bargaining, occupational safety and health, equal employment opportunity and the withholding of income taxes and social security contributions. Seller has paid its employees all wages, commissions and accruals for earned vacation, personal days and sick leave owing through the Closing Date. The consummation of the transactions contemplated hereby will not cause either of the Buying Parties to incur or suffer any liability relating to, or obligation to pay, any severance, termination or other payment to any person or entity and any such claim made against the Buying Parties for reason of any termination or separation of any employee on or before Closing, or otherwise resulting from the sale of the Assets pursuant to this Agreement, shall be the sole responsibility of Seller. Except as set forth in SCHEDULE 3.1(m) attached hereto and made a part hereof, (i) no employee of Seller has any contractual right to continued employment by Seller following the consummation of the sale of the Assets pursuant to this Agreement; and (ii) the Buying Parties shall be free to offer employment to such employees of Seller as the

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         Buying Parties may determine and on such terms and conditions as the
         Buying Parties may determine. Set forth in SCHEDULE 3.1(m) is an accurate and complete list of all employees employed by Seller in the Practice showing as to each the nature of the employee's job, years of service, the amount or rate of compensation, all accruals of vacation, personal days, sick leave, and any other benefits due the employee and other matters which may be reasonably required by the Buying Parties.

                  (n) Availability of Documents. Seller has made available to the Buying Parties copies of all documents including, without limitation, all agreements, contracts, commitments, insurance policies, leases, plans, instruments, undertakings, authorizations, permits, licenses, trademarks, tradenames, service marks and applications therefor listed in the Disclosure Schedule hereto or referred to herein. Such copies are true and complete and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder.

                  (o) Necessary Assets. The Assets include all rights and property necessary to the conduct of the Practice by the Buying Parties in the manner it is presently conducted by Seller and no property excluded from the Assets hereof constitutes property or rights material to the Practice.

                  (p) Conditions Affecting Seller. There is no fact, development or threatened development with respect to the markets, products, services, clients, patients, facilities, personnel, vendors, suppliers, operations, assets or prospects of the Practice which are known to Seller which would materially adversely affect the Practice or the operations, prospects or condition (financial or otherwise) of Seller considered as a whole, other than such conditions as may affect as a whole the economy generally. Seller has used its best efforts to keep available for the Buying Parties the services of the employees, agents, patients and suppliers of Seller active in the conduct of the Practice. Seller does not have any reason to believe that any loss of any employee, agent, patient or supplier or other advantageous arrangement will result because of the consummation of the transactions contemplated hereby.

                  (q) Real Property. All real property (including, without limitation, all interests in and rights to real property) and improvements located thereon which are owned or leased by Seller and used in connection with the Practice or included in the Assets (the "Real Property") is listed on SCHEDULE 3.1(q) attached hereto and made a part hereof. The use and operation of the Real Property is in compliance in all material respects with all applicable building code, environmental, zoning and land use laws, and other applicable local, state and federal laws and regulations. No portion of the Real Property is the subject of, or affected by, any condemnation or eminent domain proceeding or any covenant or other restriction preventing or limiting Seller's right to convey right, title and interest in the Real Property or to use the Real Property for the various purposes for which the Real Property is currently being used. Seller has

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         delivered to the Buying Parties true and complete copies of each lease pursuant to which Seller leases any Real Property. Each such lease is in full force and effect and has not been assigned, modified, supplemented or amended. Neither Seller nor the landlord under any lease is in material default of the terms of any such lease and, to Seller's knowledge, no circumstances or state of facts currently exist which, with the giving of notice or the passage of time or both would permit the landlord under any lease to terminate such lease.

                  (r) Completeness of Disclosure. Neither this Agreement, nor any Schedule, Exhibit, list, certificate or other instrument or document furnished by Seller to the Buying Parties pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein not misleading. Seller has not failed to disclose to the Buying Parties any event, condition or fact which Seller knows, or has reasonable grounds to know, which may materially adversely affect the Assets or the operations, prospects or condition (financial or otherwise) of the Practice.

         3.2 Representations and Warranties of the Buying Parties. The Buying Parties represent and warrant to Seller as follows:

                  (a) Corporate Existence.

                           (i) Diasti is a professional association duly
                  organized, validly existing and in good standing under the laws of the State of Florida.

                           (ii) Coast is a corporation duly organized, validly
                  existing and in good standing under the laws of the State of Delaware.

                  (b) Corporate Power and Authorization. Each of the Buying Parties has the power, authority and legal right to execute, deliver and perform this Agreement, the Notes and the Related Agreements to which they are parties. This Agreement, the Notes and the Related Agreements have been duly executed and delivered by the Buying Parties and constitute legal, valid and binding obligations of the Buying Parties enforceable against the Buying Parties in accordance with their respective terms.

                  (c) Validity of Contemplated Transactions. The execution, delivery and performance by the Buying Parties of this Agreement, the Notes and the Related Agreements do not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other party under (a) any existing law, ordinance, or governmental rule or regulation to which either of the Buying Parties is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to either of the Buying Parties, (c) the Certificate of Incorporation or By-Laws of Coast, (d) the Articles of Incorporation or By-Laws of Diasti, or (e) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which either of the Buying Parties is a party or by which either of the Buying Parties is otherwise bound. No authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by the Buying Parties.

                ARTICLE IV - CONDITIONS PRECEDENT TO THE CLOSING

         4.1 Conditions Precedent to the Buying Parties' Obligations. All obligations of the Buying Parties under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

                  (a) Compliance with this Agreement. Seller and Shawn shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it and/or him prior to or at the Closing.

                  (b) Due Diligence. The Buying Parties shall have completed to their satisfaction a due diligence review of Seller, the Practice and the Assets, which shall include verification that the Practice has been run in the ordinary course since December 31, 1994, and that the Assets, liabilities, obligations, revenues, vendor relations, patient relations, and tax liabilities of the Seller are as represented and anticipated by the Buying Parties. The Seller agrees to cooperate and make available to the Buying Parties, and the Buying Parties' employees and accountants, all of the Seller's books and records and to make available the Seller's officers, employees and agents in assisting the Buying Parties to complete their due diligence investigations. The Buying Parties may conduct their due diligence investigations from the date first above written to, and including, the Closing Date.

                  (c) No Adverse Changes. No change other than as contemplated or permitted by this Agreement, or other than in the ordinary course, shall have occurred with respect to the business, operations, prospects or condition (financial or otherwise) of the Practice or any of the Assets, which shall have been material and adverse to Seller.

                  (d) Consents and Approvals. The Buying Parties shall have received those written consents and approvals necessary or desirable for the transfer of the Assets to the Buying Parties.

                  (e) Removal of Liens. Seller shall have obtained valid, binding and enforceable releases, satisfactions and discharges of all liens, charges and encumbrances affecting the Assets except for those liens described in SCHEDULE 3.1(i) hereof.

                  (f) Lease Agreement. Shawn shall have delivered an executed copy of the Lease Agreement.

                  (g) Employment Agreement. Shawn shall have entered into the Employment Agreement.

                  (h) Consulting Agreement. Shawn shall have entered into the Consulting Agreement.

                  (i) Management Agreement. Seller shall have entered into the Management Agreement.

         4.2 Conditions Precedent to Seller's and Shawn's Obligations. All obligations of Seller and Shawn under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

                  (a) Compliance with this Agreement. The Buying Parties shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

                  (b) The Notes. The Buying Parties shall have entered into the Notes.

                  (c) Lease Agreement. Coast shall have entered into the Lease Agreement.

                  (d) Employment Agreement. Diasti shall have entered into the Employment Agreement.

                  (e) Consulting Agreement. Coast shall have entered into the Consulting Agreement.

                  (f) Management Agreement. Coast shall have entered into the Management Agreement.

         4.3 Risk of Loss Prior to Closing. The risk of any loss, destruction or other damage to the Assets, other than ordinary wear and tear, prior to the completion of the Closing, shall be solely that of Seller.

                           ARTICLE V - INDEMNIFICATION

         5.1 Indemnification Obligation of Seller. From and after the Closing, Seller will reimburse, indemnify and hold harmless each of the Buying Parties and their successors and assigns (an "Indemnified Buyer Party") against and in respect of:

                  (a) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Buyer Party that result from, relate to or arise out of:

                           (i) any and all liabilities and obligations of Seller
                  of any nature whatsoever not disclosed in this Agreement and expressly assumed by the Buying Parties;

                           (ii) any and all actions, suits, claims, or legal,
                  administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Buyer Party that relate to Seller or the Practice in which the principal event giving rise thereto occurred prior to the Closing Date or which result from or arise out of any action or inaction of Seller or any director, officer, employee, agent, representative or subcontractor of Seller prior to the Closing Date; or

                           (iii) any misrepresentation, breach of warranty or
                  nonfulfillment of any agreement or covenant on the part of Seller or Shawn under this Agreement or the Related Agreements, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to the Buying Parties pursuant hereto or in connection with the negotiation, execution or performance of this Agreement, or the Related Agreements; and

                  (b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses and court costs) incident to any of the foregoing or to the enforcement of this Section 5.1.

         Each of the Buying Parties shall have the right to set-off their respective payment obligations under the Notes for any indemnification obligations of Seller herein to the full extent of such indemnification obligation and without regard to which of the Buying Parties has incurred or suffered the loss or damage. Without limiting the foregoing, such right of set-off shall apply to Diasti's right to recover liquidated damages from Shawn pursuant to the Employment Agreement. The Seller's liability and obligation to indemnify the Buying Parties and/or the Buying Parties' right to set-off against the deferred portion of the Purchase Price shall not commence or accrue until the Buying Parties, together or separately, have suffered or incurred aggregate claims, losses or damages (including costs and attorneys' fees and expenses) in excess of Ten Thousand and No/100 Dollars ($10,000.00) in any twelve (12) month period, provided, however, that once such amount has been suffered or incurred by the Buying Parties, the Seller's liability and obligation for indemnity hereunder shall be from the first dollar of loss or damage. The Seller's indemnification obligations set forth herein shall not include indemnification of an Indemnified Buyer Party for such party's internal expenses relating to employee time spent investigating and defending a matter or claim.

         5.2 Indemnification Obligation Of The Buying Parties. From and after the Closing, the Buying Parties will reimburse, indemnify and hold harmless Seller and its successors or assigns (an "Indemnified Seller Party") against and in respect of:

                  (a) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Seller Party that result from, relate to or arise out of any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of the Buying Parties under this Agreement, the Notes, or the Related Documents, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Seller pursuant hereto or in connection with the negotiation, execution or performance of this Agreement, the Notes or the Related Agreements; and

                  (b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 5.2.

         5.3 Procedure for Indemnification Claims. If at any time a claim shall be made or threatened, or an action or proceeding shall be commenced or threatened, against a party hereto (the "Aggrieved Party") which could result in liability of the other party (the "Indemnifying Party") under its indemnification obligations hereunder, the Aggrieved Party shall give to the Indemnifying Party prompt notice of such claim, action or proceeding. Such notice shall state the basis for the claim, action or proceeding and the amount thereof (to the extent such amount is determinable at the time when such notice is given) and shall permit the Indemnifying Party to assume the defense of any such claim, action or proceeding (including any action or proceeding resulting from any such claim). Failure by the Indemnifying Party to notify the Aggrieved Party of its election to defend any such claim, action or proceeding within a reasonable time shall be deemed a waiver by the Indemnifying Party of its right to defend such claim, action or proceeding; provided, however, that the Indemnifying Party shall not be deemed to have waived its right to contest and defend against any claim of the Aggrieved Party for indemnification hereunder based upon or arising out of such claim, action or proceeding.

         If the Indemnifying Party assumes the defense of any such claim, action or proceeding, the obligation of the Indemnifying Party as to such claim, action or proceeding shall be limited to taking all steps necessary in the defense or settlement thereof and, to the extent the Indemnifying Party is liable for indemnification hereunder, to holding the Aggrieved Party harmless from and against any and all losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment or award rendered in connection with such claim, action or proceeding. The Aggrieved Party agrees to cooperate and make available to the Indemnifying Party all books and records and such officers, employees and agents as are reasonably necessary and useful in connection with the defense. The Aggrieved Party may participate, at its expense, in the defense of such claim, action or proceeding provided that the Indemnifying Party shall direct and control the defense of such claim, action or proceeding; provided, however, if in the reasonable opinion of the Aggrieved Party any such claim, action or proceeding involves an issue or matter which, if adversely determined, would have a materially adverse effect on the Aggrieved Party, then the Aggrieved Party shall have the right to control the defense or settlement of any such claim, action or proceeding and its reasonable costs and expenses shall be included as a part of the indemnification obligation of the Indemnifying Party. The Indemnifying Party shall not, with respect to any such claim, action or proceeding, consent to the entry of any judgment or award, or enter into any settlement, except with the prior written consent of the Aggrieved Party, which consent shall not be unreasonably withheld; provided, however, in the case of any such judgment, award or settlement for money, it shall be a condition thereto that the Indemnifying Party shall acknowledge its obligation to indemnify the Aggrieved Party pursuant to this Article V; and provided, further, that any such judgment, award or settlement include, as an unconditional term thereof, the release of the Aggrieved Party from all liability by the third party claimant or plaintiff.

         5.4 Payment. Upon the determination of the liability under Section 5.3 hereof, the appropriate party shall pay to the other, as the case may be, within ten (10) days after such determination, the amount of any claim for indemnification made hereunder. In the event that the Aggrieved Party is not paid in full for any such claim pursuant to the foregoing provisions promptly after the Indemnifying Party's obligation to indemnify has been determined in accordance herewith, it shall have the right, notwithstanding any other rights that it may have against any other person, firm or corporation, to set-off the unpaid amount of any such claim against any amounts owed by it under this Agreement, the Notes or the Related Agreements. The indemnification obligations hereunder shall survive the consummation of the transactions described herein and shall not be limited by any amount payable by the Buying Parties to Seller under this Agreement, the Notes or the Related Agreements.

         5.5 Compliance with Bulk Sales Laws. The Buying Parties and Seller hereby waive compliance by the Buying Parties and Seller with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement. Seller shall indemnify the Buying Parties from, and hold them harmless against, any liabilities, damages, costs and expenses resulting from or arising out of (i) the parties' failure to comply with any of such laws in respect of the transactions contemplated by this Agreement, or (ii) any action brought or levy made as a result thereof, other than those liabilities which have been expressly assumed, on such terms as expressly assumed, by the Buying Parties pursuant to this Agreement.

         5.6 Other Rights and Remedies Not Affected. The indemnification rights of the parties under this Article V are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including, without limitation the right to seek specific performance, recision or restitution, none of which rights or remedies shall be affected or diminished hereby.

                        ARTICLE VI - POST CLOSING MATTERS

         6.1 Survival of Representations and Warranties. The representations, warranties and indemnifications made by the parties in this Agreement relating to any taxes, interest, penalties, assessments or deficiencies shall survive the Closing for the period of the applicable statute of limitations. All other representations, warranties, agreements and obligations made by the parties in this Agreement or in any certificate, schedule, statement, document or instrument furnished hereunder or in connection with the negotiation, execution and performance of this Agreement shall survive the Closing for a period of seven years. Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties set forth herein and therein and each such representation and warranty shall be deemed to be material.

         6.2 Discharge of Business Obligations. From the date first above written until Closing Date, Seller shall pay and discharge, in accordance with past practice but not less than on a timely basis, all obligations and liabilities incurred prior to the Closing Date in respect of the Practice.

         6.3 Maintenance of Books and Records. Each of Seller and the Buying Parties shall preserve until the fifth anniversary of the Closing Date all records possessed or to be possessed by such party relating to any of the assets, liabilities or business of the Practice prior to the Closing Date. After the Closing Date, each party shall provide the other party with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of such party and (ii) the books of account and records of such party, but, in each case, only to the extent relating to the assets, liabilities or business of the Practice prior to the Closing, and the other party and its representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and further, provided, that, as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party and its officers, directors and representatives will use due care to not disclose such information except (i) as required by law, (ii) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through sources other than the requesting party, its affiliates or its officers, directors or representatives.

         6.4 Payments Received. Seller and the Buying Parties each agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash) or other property that they may receive on or after the Closing which properly belongs to the other party, and will account to the other for all such receipts. From and after the Closing, Coast shall have the right and authority to endorse without recourse the name of Seller on any check or any other evidences of indebtedness received by Coast on account of the Practice and the Assets transferred to Coast hereunder.

         6.5 Insurance. Seller hereby grants the Buying Parties the right to obtain insurance on the life of Shawn for the benefit of the Buying Parties and at the Buying Parties' sole cost and expense, and Shawn agrees to execute all documents and submit to all tests as shall be necessary in connection therewith. The Buying Parties shall have the right to terminate such insurance at any time.

         6.6 Additional Actions and Documents. From and after the Closing Date, Seller and Shawn will take or cause to be taken such further actions, and execute, deliver and file such further documents and instruments as the Buying Parties may request from time to time to evidence transfer of the Assets to the Buying Parties and to fully effectuate the purposes and terms of this Agreement.

                           ARTICLE VII - MISCELLANEOUS

         7.1 Taxes. Seller shall pay all federal, state and local sales, documentary and other transfer taxes, if any, due as a result of the purchase, sale or transfer of the Assets in accordance therewith whether imposed by law on Seller or the Buying Parties and Seller shall indemnify, reimburse and hold harmless the Buying Parties in respect of the liability for payment of or failure to pay any such taxes or the filing of or failure to file any reports required in connection therewith.

         7.2 Expenses. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions hereof and the consummation of the transactions contemplated hereby.

         7.3 Contents of Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. It shall not be amended or modified, and no provision hereof shall be waived, except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

         7.4 Assignment and Binding Effect. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the permitted successors and assigns of the parties.

         7.5 Waiver. No delay or failure on the part of either party in exercising any right hereunder, and no partial or single exercise hereof, will constitute a waiver of such right or of any other right hereunder.

         7.6 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by overnight, registered or certified mail, postage prepaid, as follows:

                  If to Coast or Diasti, to:

                  Coast Dental Services, Inc.
                  25400 U.S. Highway 19, Suite 225
                  Clearwater, Florida 34623
                  Attention: Adam Diasti

                  With a copy to:

                  Darrell C. Smith, Esquire
                  Shumaker, Loop & Kendrick
                  Suite 2800, Barnett Plaza
                  101 East Kennedy Blvd.
                  Tampa, Florida 33602

                  If to Seller or Shawn, to:

                  Richard J. Shawn, D.M.D., P.A.
                  22 Ormond Parkway
                  Ormond Beach, Florida 32176
                  Attention: Richard J. Shawn

                  With a copy to:

                  -------------------------------

                  -------------------------------

                  -------------------------------

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so personally delivered or three (3) business days after being deposited in the U.S. mail.

         7.7 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Florida.

         7.8 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and, in the case of Article V hereof, the other Indemnified Parties, and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

         7.9 Headings, Gender and "Person". All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity.

         7.10 Schedules and Exhibits. All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

         7.11 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         7.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts when taken together shall constitute but one and the same instrument.

         7.13 Rules of Construction. The rules of construction which require the terms of an agreement to be construed most strictly against the drafter of such an agreement are hereby waived and relinquished by each party.

         7.14 Prohibition on Marketing of Seller to Third Parties; Confidentiality of Agreement. For a period of ninety (90) days from the date first above written, the Seller will not, directly or indirectly, participate in any discussions or negotiations regarding, or furnish to any person any information whatsoever with respect to the disposition of the Practice or the Assets or any securities or other proprietary interest of Seller either by sale, joint venture or any other business combination. Seller further agrees that during such ninety (90) day period, none of Seller's officers, directors or employees will undertake or continue acquisition discussions with other parties or otherwise disclose the Buying Parties' proposal to anyone other than the duly authorized representatives of the Seller. The parties agree not to make any public announcement with regard to the transaction contemplated by this Agreement without the prior written consent of the other party until after the Closing Date.

         7.15 Brokerage. Each of the parties hereto represents and warrants to the others that no broker is entitled to any commission, or similar fee, in connection with the making and carrying out of this Agreement, except as described in SCHEDULE 7.15 attached hereto and made a part hereof. The commissions or fees of any broker described in SCHEDULE 7.15 shall be the sole responsibility of Seller.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                       "SELLER"

                                       RICHARD J. SHAWN, D.M.D., P.A.

                                       By: /s/ Richard J. Shawn
                                          _______________________________
                                          Richard J. Shawn, President

                                       "SHAWN"

                                           /s/  Richard J. Shawn
                                           -------------------------------
                                           Richard J. Shawn, D.M.D.

                                       "COAST"

                                       COAST DENTAL SERVICES, INC.

                                       By: /s/ Terek Diasti
                                           -------------------------------
                                           Terek Diasti, President

                                       "DIASTI"

                                       ADAM DIASTI, D.D.S., P.A.

                                       By: /s/ Adam Diasti
                                           --------------------------------
                                           Adam Diasti, President